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For Immediate Release	Rick Green President & CEO Kerby E. Crowell EVP & CFO (405) 372-2230

Southwest Bancorp Reports Kansas Acquisition

June 19, 2009, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (NASDAQ Global Select Market—OKSB, OKSBP), (“Southwest”), tonight announced that Bank of Kansas (“SNB Kansas”) had entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) to acquire deposits, loans, and other liabilities and assets of First National Bank of Anthony, Anthony Kansas (“FNBA”) in an FDIC-assisted transaction. SNB Kansas is a wholly owned, full service commercial banking subsidiary of Southwest headquartered in the Hutchinson Kansas market.

All branches of FNBA will reopen as offices of SNB Kansas. FNBA depositors will automatically become depositors of SNB Kansas and deposits will continue to be insured by the FDIC without interruption.

We believe this transaction will significantly enhance our Kansas operations. It is consistent with our established strategy of careful community banking expansion, and follows our acquisition of SNB Kansas in 2007 and the merger of SNB Bank of Wichita, Southwest’s Kansas thrift subsidiary, into SNB Kansas earlier this year.

The six new SNB Kansas branches are in Anthony, Harper, Mayfield, Overland Park, Olathe, and Wichita, Kansas, and complement existing SNB Kansas branches in Hutchinson, South Hutchinson, and Wichita.

At March 31, 2009, our consolidated Kansas banking operations accounted for approximately $160 million in deposits and $310 million in loans. Based upon March 31, 2009 information, we estimate that SNB Kansas will acquire an additional $140 million in deposits and $125 million in loans (at book value) in the transaction. SNB Kansas also will receive a cash payment from the FDIC, which will be calculated and paid on Monday June 22nd. Determination of the final amounts acquired and their values for financial statement purposes will be made after further analysis.

SNB Kansas and the FDIC also have entered loss sharing agreements that provide SNB Kansas with significant protection against credit losses from loans and related assets acquired from FNBA. Under these agreements, the FDIC will reimburse SNB Kansas for 80% of losses on covered assets, primarily acquired loans and other real estate, of up to $35 million, and for 95% of any losses above $35 million. SNB Kansas will service the covered assets.

Southwest Bancorp and Subsidiaries

Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company, Bank of Kansas, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Edmond, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas, Houston, San Antonio, and Tilden, Texas; and Anthony, Harper, Mayfield, Overland Park, Olathe Hutchinson, South Hutchinson, and Wichita, Kansas, and on the Internet, through SNB DirectBanker®.

Southwest focuses on converting its strategic vision into long-term shareholder value. Our vision includes an established niche banking model focused on healthcare and commercial real estate financial services and a community banking model focused on more traditional banking operations in Texas, Oklahoma, and Kansas. Southwest’s strategic growth goals include prudent growth from existing and additional offices in carefully selected markets with concentrations of healthcare and health professionals, businesses, and their managers and owners, and commercial and commercial real estate borrowers, and careful expansion of community banking operations.

We plan to reduce the percentage of commercial real estate loans to total portfolio loans in view of current economic conditions. Our plan focuses on reductions in particular subcategories of commercial real estate loans that are identified in our regular real estate market reviews. In general, and with some exceptions regarding locations and particular types of facilities, we do not intend to decrease healthcare related commercial or mortgage lending or commercial mortgage lending on owner-occupied properties that otherwise meet our underwriting criteria.

Southwest’s common stock is traded on the NASDAQ Global Select Market under the symbol OKSB. Southwest’s trust preferred securities are traded on the NASDAQ Global Select Market under the symbol OKSBP.

Forward-Looking Statements

This Press Release includes forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include: statements of Southwest’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; expectations regarding future financial performance of Southwest and its operating segments; assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs; liquidity, contractual obligations, off-balance sheet risk and market risk or interest rate risk; estimates of the book value and fair value of acquired assets and liabilities, and statements of Southwest’s ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and time of future changes in interest rates, market behavior, and other economic conditions; future laws and regulations and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate its future results.